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As filed with the Securities and Exchange Commission on November 27, 2001

Registration Statement No. 333-67320

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-3
REGISTRATION STATEMENT
Under
the Securities Act of 1933

SMURFIT-STONE CONTAINER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	43-1531401
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CRAIG A. HUNT, ESQ.
Vice President, General Counsel and Secretary
150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

JOSEPH A. WALSH, JR., ESQ. STEVEN J. GAVIN, ESQ. Winston & Strawn 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	LOUIS L. GOLDBERG, ESQ. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

   Approximate date of commencement of proposed sale to the public: Any time and from time to time after the effective date of this Registration Statement as the selling stockholders may determine.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2001

PROSPECTUS

7,500,000 Shares

Smurfit-Stone Container Corporation

Common Stock

This prospectus relates to the public offering of up to 7,500,000 shares of our common stock that are held by some of our current stockholders and may be offered and sold from time to time by the selling stockholders following the effective date of the registration statement of which this prospectus is a part. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the Nasdaq National Market under the symbol "SSCC". On November 26, 2001, the last reported sale price of our common stock was $16.25 per share.

The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. It is anticipated, however, that the shares will be offered and sold by the selling stockholders from time to time in transactions such as on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers or underwriters and such broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers or underwriters may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer or underwriter might be in excess of customary amounts). See "Plan of Distribution" beginning on page 10.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS             , 2001

THE COMPANY

    We are the industry's leading integrated manufacturer of paperboard and paper-based packaging, including containerboard, corrugated containers, multiwall bags and clay-coated recycled boxboard. We are also the world's largest paper recycler. In addition, we are a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels.

    We are a holding company with no business operations of our own. We conduct our business operations through two wholly-owned subsidiaries: JSCE, Inc., a Delaware corporation, and Stone Container Corporation, a Delaware corporation. JSCE conducts all of its business operations through its wholly-owned subsidiary Jefferson Smurfit Corporation (U.S.). Jefferson Smurfit Corporation (subsequently renamed Smurfit-Stone Container Corporation) acquired Stone Container through a November 18, 1998 merger. Jefferson Smurfit Corporation (U.S.) and Stone Container collectively have operations primarily in North America and Europe.

    The selling stockholders are offering 7,500,000 shares of our common stock pursuant to this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders have not advised us of any specific plans for the distribution of shares. It is anticipated, however, that the selling stockholders will offer and sell shares from time to time in transactions such as on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See "Plan of Distribution" beginning on page 10.

    Our principal executive offices are located at 150 North Michigan Avenue, Chicago, Illinois 60601, and our telephone number is (312) 346-6600.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with SEC. You may read and copy the materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed a registration statement, of which this prospectus is a part, covering the shares offered hereby. As allowed by the SEC rules, this prospectus does not include all of the information contained in the registration statement and its included exhibits. We refer you to the registration statement and its included exhibits.

CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

    The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to other documents filed with the SEC. The following documents, which we have filed with the SEC pursuant to the Securities Exchange Act of 1934 or the Securities Act of 1933, are incorporated by reference in this prospectus:

  •
  The descripton of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description;

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  Annual Report on Form 10-K for the year ended December 31, 2000;

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

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  Current Reports on Form 8-K dated January 17, 2001, January 19, 2001 and March 14, 2001.

    The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and may supersede this information. In addition, all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this prospectus and before the termination of the offering of the common stock offered hereby are incorporated herein by reference and will be a part hereof from the date of filing of such documents.

    You may obtain copies of all documents that are incorporated by reference into this prospectus (other than the exhibits to those documents that are not specifically incorporated by reference into those documents) without charge by writing or calling Smurfit-Stone Container Corporation, 150 North Michigan Avenue, Chicago, Illinois 60601, Attention: Investor Relations, Telephone Number (312) 346-6600.

    You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operation and business prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus and the documents incorporated by reference into this prospectus, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties are discussed below in "Risk Factors."

    Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. The events anticipated by the forward-looking statements may or may not occur or, if any of them do, the impact they will have on our results of operations and financial condition is uncertain. We expressly decline any obligation to publicly update or revise any of our forward-looking statements to reflect the occurrence of events after the date hereof.

RISK FACTORS

    You should consider carefully the following risk factors before you decide to buy the shares of our common stock offered pursuant to this prospectus by the selling stockholders.

WE HAVE SUBSTANTIAL DEBT OUTSTANDING THAT COULD NEGATIVELY IMPACT OUR BUSINESS.

    We have a highly leveraged capital structure. As of September 30, 2001, we and our subsidiaries had total consolidated debt outstanding of $5,141 million and $986 million of unused borrowing capacity under our and our subsidiaries' credit facilities.

    Our level of debt could have significant consequences for us, including the following:

  •
  we may be required to seek additional sources of capital, including additional borrowings under our existing credit facilities, other private or public debt or equity financings to service or refinance our indebtedness, which borrowings may not be available on favorable terms;

  •
  a substantial portion of our cash flow from operations will be necessary to meet the payment of principal and interest on our indebtedness and other obligations and will not be available for our working capital, capital expenditures and other general corporate purposes; as of September 30, 2001, we had scheduled principal payments on our indebtedness of approximately $15 million in the remainder of 2001, $205 million in 2002 and $1,361 million in 2003;

  •
  our level of debt could make us more vulnerable to economic downturns, and reduce our operational and business flexibility in responding to changing business and economic conditions and opportunities; and

  •
  we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

    Our high level of debt could:

  •
  make it difficult for us to satisfy our obligations, including making interest payments under our debt obligations;

  •
  limit our ability to obtain additional financing to operate our business;

  •
  limit our financial flexibility in planning for and reacting to industry changes;

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  place us at a competitive disadvantage as compared to less leveraged companies; and

  •
  increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates.

    In addition, borrowings under our and our subsidiaries' credit agreements are at variable rates of interest, which expose us to the risk of increased interest rates.

    We may borrow additional funds to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. The incurrence of additional debt could make it more likely that we will experience some or all of the risks described above.

FACTORS BEYOND OUR CONTROL COULD HINDER OUR ABILITY TO SERVICE OUR DEBT AND MEET OUR OPERATING REQUIREMENTS.

    As of September 30, 2001, we had scheduled principal payments on our indebtedness of approximately $15 million in the remainder of 2001, $205 million in 2002 and $1,361 million in 2003.

    Our ability and our subsidiaries' ability to meet our obligations and to comply with the financial covenants contained in our respective debt instruments will largely depend on our and our subsidiaries' future performance. Our performance will be subject to financial, business and other factors affecting us. Many of these factors will be beyond our control, such as:

  •
  the state of the economy;

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  the financial markets;

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  demand for and selling prices of our products;

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  costs of raw materials and energy; and

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  legislation and other factors relating to the paperboard and packaging products industries generally or to specific competitors.

    If the net proceeds from borrowings or other financing sources and from operating cash flows and any divestitures do not provide us with sufficient liquidity to meet our operating and debt service requirements, we will be required to pursue other alternatives to repay debt and improve liquidity. Such alternatives may include:

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  sales of assets;

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  cost reductions;

  •
  deferral of certain discretionary capital expenditures; and

  •
  seeking amendments or waivers to our debt instruments.

    Such measures may not be successfully completed or may not generate the liquidity required by us to operate our business and service our obligations. If we

  •
  are not able to generate sufficient cash flow or otherwise obtain funds necessary to make required debt payments, or

  •
  fail to comply with the various covenants in our various debt instruments,

we would be in default under the terms of our various debt instruments, which would permit our debtholders to accelerate the maturity of such debt and would cause defaults under our other debt.

THE CYCLICALITY OF OUR INDUSTRY COULD NEGATIVELY IMPACT OUR SALES VOLUME AND REVENUES AND OUR ABILITY TO RESPOND TO COMPETITION OR TAKE ADVANTAGE OF BUSINESS OPPORTUNITIES.

    Our operating results reflect the industry's general cyclical pattern. The majority of our products are commodities subject to extreme price competition. The industry in which we compete has had substantial overcapacity for several years. Production overcapacity and weak demand for products causes the paper industry to take downtime periodically to reduce inventory levels. In addition, the industry is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in the industry. In the event of a recession, demand and prices are likely to drop substantially. Increased production by our competitors will also depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime based on prevailing market demand for our products and may continue to do so. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time.

    Our sales and profitability have historically been more sensitive to price changes than changes in volume. Future decreases in prices for our products would adversely affect our operating results. These factors, coupled with our highly leveraged financial position, may adversely impact our ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

THE TERMS OF OUR DEBT MAY SEVERELY LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS.

    Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our and our subsidiaries' existing debt. Our and our subsidiaries' senior secured credit facilities and the indentures governing the registered notes restrict, among other things, our ability to take specific actions, even if such actions may be in our best interest. These restrictions limit our ability to:

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  incur liens or make negative pledges on our assets;

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  merge, consolidate or sell our assets;

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  issue additional debt;

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  pay dividends or repurchase or redeem capital stock and prepay other debt;

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  make investments and acquisitions;

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  enter into transactions with stockholders and affiliates;

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  make capital expenditures;

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  materially change our business;

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  amend our debt and other material agreements;

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  issue and sell capital stock;

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  make investments in unrestricted subsidiaries;

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  allow distributions from our subsidiaries; or

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  prepay specified indebtedness.

    Our bank debt requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our costs of borrowing could increase significantly.

    In addition, we are limited in our ability to move capital freely among us and our subsidiaries. The limitations contained in such agreements, together with our and our subsidiaries' highly leveraged capital structure, could limit our and our subsidiaries' ability to effect future debt or equity financings. These limitations also may otherwise restrict our corporate activities, including our ability to avoid defaults, provide for capital expenditures, take advantage of business opportunities or respond to market conditions.

    Furthermore, our senior debt bears interest at fixed and floating rates. As of September 30, 2001, approximately $2.8 billion, or 54% of our total debt, bears interest at floating rates. Our floating interest rates currently are not capped at a maximum interest rate. If interest rates rise, our senior debt interest payments also will increase. Although we may enter into agreements to hedge our interest rate risk, these agreements may be inadequate to protect us fully against our interest rate risk.

THE INTERESTS OF OUR SIGNIFICANT STOCKHOLDER MAY BE IN OPPOSITION TO THE INTERESTS OF OUR OTHER STOCKHOLDERS.

    Smurfit International B.V., which as of September 30, 2001 held 71,638,462, or 29.4%, of our outstanding shares of common stock, has by reason of its direct and indirect ownership of such shares, a significant effect on the outcome of the vote on all matters submitted to a vote of holders of our common stock. Smurfit International's presence as a significant stockholder may deter a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even if such events might be favorable to us or our stockholders.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND PRICE FLUCTUATIONS COULD DIMINISH OUR SALES VOLUME AND REVENUES.

    The paperboard and packaging products industries are highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Because these products are globally traded commodities, the industries in which we compete are particularly sensitive to price fluctuations as well as other factors including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected.

    The markets for folding cartons and market pulp are also highly competitive. Many of our competitors are less leveraged and have financial and other resources greater than ours and are able to better withstand the adverse nature of the business cycle. If our facilities are not as cost efficient as those of our competitors, we may need to temporarily or permanently close such facilities and suffer a consequent reduction in our revenues.

    If we are unable to maintain all or a substantial majority of the sales volume to our customers, due in part to the tendency of certain customers to diversify their suppliers, our sales volume and revenues could diminish.

PRICE FLUCTUATIONS IN RAW MATERIALS AND ENERGY COSTS COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN THE MATERIALS NEEDED TO MANUFACTURE OUR PRODUCTS AND COULD ADVERSELY AFFECT OUR MANUFACTURING COSTS.

    Wood fiber and recycled fiber, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In particular, the supply and price of wood fiber depends on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters and weather. A decrease in the supply of wood fiber has caused, and likely will continue to cause, higher wood fiber costs in some of the regions in which we procure wood. In addition, the increase in demand of products manufactured, in whole or in part, from recycled fiber has caused an occasional tightness in the supply of recycled fiber. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Such costs are likely to continue to fluctuate based upon demand/supply characteristics.

    The cost of producing our products is sensitive to the price of energy. Energy prices, in particular oil and natural gas, have increased significantly over the past year, with a corresponding effect on our production costs. Energy prices may remain at current rates or may rise to even higher levels, in which case our production costs, competitive position and results of operations could be adversely affected thereby.

WE MAY ENCOUNTER DIFFICULTIES ARISING FROM INTEGRATING ACQUISITIONS, RESTRUCTURING OUR OPERATIONS OR CLOSING OR DISPOSING OF FACILITIES.

    We have completed acquisitions, closed higher cost facilities, sold non-core assets, and otherwise restructured our operations to improve our cost competitiveness. Some of these activities are ongoing, and we cannot guarantee that any such activities will not divert the attention of management or disrupt our ordinary operations or those of our subsidiaries. Moreover, our production capacity or the actual amount of products we produce may be reduced as a result of these activities.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS AND LIABILITIES THAT COULD WEAKEN OUR OPERATING RESULTS.

    Federal, state, provincial, foreign and local environmental requirements, particularly those relating to air and water quality, are a significant factor in our business. In the past we have had, and in the future may face, environmental liability for the costs of remediating soil or groundwater that is or was contaminated by us or a third party at various sites which are now or were previously owned or operated by us. We are also engaged in legal proceedings with federal and state authorities concerning alleged violations of various discharge and emission standards. These proceedings may result in the imposition of fines or penalties as well as mandated remediation programs that require substantial, and in some instances, unplanned capital expenditures. There also may be similar liability at sites with respect to which either we have received, or in the future may receive, notice that we may be a potentially responsible party and which are the subject of cleanup activity under the Comprehensive Environmental Response, Compensation and Liability Act, analogous state laws and other laws concerning hazardous substance contamination.

    We have incurred in the past, and may incur in the future, civil and criminal fines and penalties relating to environmental matters and costs relating to the damage of natural resources, lost property values and toxic tort claims. We have made significant expenditures to comply with environmental regulations and expect to make significant expenditures in the future. As of September 30, 2001, we had approximately $45 million reserved for environmental liabilities. However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and those expenditures could have a material adverse effect on our operating results. In addition, we are required to make significant environmental capital expenditures on an annual basis. We expect those expenditures to increase significantly in the next several years.

    The United States Environmental Protection Agency has finalized significant portions of its comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule". Phase I of the Cluster Rule required us to convert our bleached linerboard mill at Brewton, Alabama and our bleached market pulp mill at Panama City, Florida to an elemental chlorine free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects have been substantially completed at a cost of approximately $229 million as of September 30, 2001 (of which approximately $25 million has been spent in 2001). Phase II of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. Phase III of the Cluster Rule will require control of particulate from recovery boilers, smelt tanks and lime kilns and has a compliance date of 2005. We continue to study possible means of compliance with Phases II and III of the Cluster Rule. Based on currently available information, we estimate that the compliance cost of Phases II and III of the Cluster Rule is likely to be in the range of $100–125 million and that such cost will be incurred over the next five years.

FOREIGN CURRENCY RISKS AND EXCHANGE RATE FLUCTUATIONS COULD HINDER THE RESULTS OF OUR INTERNATIONAL OPERATIONS, AND THE STRENGTH OF THE U.S. DOLLAR COULD CONTINUE TO DISADVANTAGE US RELATIVE TO OUR FOREIGN COMPETITORS.

    We have operations throughout the United States, Canada, Europe and Latin America. The functional currency for the majority of our foreign operations is the applicable local currency except for the operations in Canada. The functional currency for the Canadian operations was changed from their local currency to the U.S. dollar beginning on June 1, 2000, in conjunction with the St. Laurent acquisition. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are not hedged. We have entered into foreign currency exchange agreements to hedge a portion of our exposure to the German mark and Canadian dollar. We routinely utilize swaps and forwards to mitigate any potential foreign currency exchange risk. Nonetheless, to the extent we have unhedged positions or our hedging procedures do not work as planned, fluctuating currencies could reduce our sales and net income. Our financial performance is directly affected by exchange rates by:

  •
  translations into U.S. dollars for financial reporting purposes of the assets and liabilities of our foreign operations conducted in local currencies; and

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  gains or losses from foreign operations conducted in U.S. dollars.

    In addition, we compete with foreign producers, particularly in Northern Europe. The strength of the U.S. dollar relative to the currencies of the countries of our foreign competitors has placed us at a competitive disadvantage to such foreign competitors, because our products are relatively more expensive to purchase. Our ability to compete with our foreign competitors in our export markets will continue to be affected by the strength of the U.S. dollar, possibly adversely. Any appreciation of the U.S. dollar relative to Northern European currencies or the European common currency could cause our products to be less cost competitive.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of our common stock offered pursuant to this prospectus by the selling stockholders.

SELLING STOCKHOLDERS

    We entered into a registration rights agreement, dated as of May 10, 1998, with Smurfit International, the selling stockholders and certain other stockholders pursuant to which we agreed, at our expense, to register all of the shares of our common stock owned by the selling stockholders. We will use our best efforts to cause the registration statement to become effective and remain effective for such period (not to exceed nine-months) as may be necessary to effect the sale of the shares offered by this prospectus.

    We will be permitted to suspend the use of this prospectus under some circumstances relating to pending corporate developments and similar events.

    The following table sets forth the number of shares owned by each of the selling stockholders as of November 1, 2001. Except as provided herein, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares. Because the selling stockholders may offer all, some or none of the shares and there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot provide an estimate as to the exact number of shares the selling stockholders will sell pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares Owned	Percentage of Outstanding Shares Owned
SIBV/MS Equity Investors, L.P.	93,487	*
The Morgan Stanley Leveraged Equity Fund II, L.P.	12,659,564	5.2%
Morgan Stanley Leveraged Equity Fund II, Inc.	434,050	*

*
Represents less than 1%.

    Each of the selling stockholders is an affiliate of Morgan Stanley & Co. Incorporated. Morgan Stanley acted as lead manager in a private placement of Stone Container's senior notes in January 2001. Morgan Stanley has provided and continues to provide investment banking and financial advisory services for us and our subsidiaries from time to time.

    Our by-laws provide that for so long as The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF") owns at least 1,000,000 shares of our common stock, adjusted for any stock dividend, stock split or similar change, our board of directors will continue to nominate for election one designee of MSLEF, who shall be entitled to serve as Chairman of the Compensation Committee and, until November 18, 2003, shall also be entitled to serve on the Independent Committee. Pursuant to a voting agreement, dated as of May 10, 1998, among MSLEF, Smurfit International and Mr. Roger Stone, our former President and Chief Executive Officer, Smurfit International has agreed to vote all of its shares of our common stock in favor of MSLEF's designee for so long as MSLEF has the right to nominate such individual. MSLEF has the right to waive some or all of the foregoing rights at any time. Leigh J. Abramson is currently the MSLEF designee for our board. Alan E. Goldberg previously served as the MSLEF designee for our board. Mr. Goldberg resigned as an officer of MSLEF in February 2001 but continues to serve as a director on our board.

PLAN OF DISTRIBUTION

    The selling stockholders may from time to time sell all or a portion of the shares offered hereby by one or more methods, including, without limitation (i) through one or more underwriters, (ii) through broker-dealers, (iii) through agents or (iv) directly to purchasers.

    The applicable prospectus supplements will set forth the terms of the offering of any common stock, including (where applicable) the name or names of the underwriters, dealers or agents, the number of shares, the purchase price of the shares offered and the proceeds to the selling stockholder from the sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers or agents. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Where any material arrangement has been entered into with an underwriter, broker or dealer for the sale of any shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the foregoing information and, as applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended, and any other facts material to the transaction.

    If an underwriter or underwriters are used in the sale of common stock, we and the selling stockholders will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriter or underwriters with respect to an underwritten offering of shares will be set forth in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. If any underwriter or underwriters are used in the sale of the shares, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and the underwriters with respect to a sale of shares will be obligated to purchase all such shares if any are purchased. In connection with the sale of shares, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares for whom they may act as agent. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    If an underwriter or underwriters are used in the sale of any shares, the applicable prospectus supplement will contain a statement as to the intention, if any, of such underwriters at the date of such prospectus supplement to make a market in the shares. Such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any shares.

    If the selling stockholders sell shares to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders will be responsible for such underwriting discounts or commissions or agents' commissions.

    Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

  •
  on the Nasdaq National Market, or such other national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market; or

  •
  through the writing of options (whether such options are listed on an options exchange or otherwise).

    The selling stockholders may also enter into hedging transactions. For example, a selling stockholder may:

  •
  enter into transactions with a broker-dealer, affiliate thereof or other third party in connection with which such other party may engage in sales of our common stock pursuant to this prospectus, in which case such other party may use shares of our common stock received from the selling stockholder to close out any short positions created;

  •
  sell our common stock short itself pursuant to this prospectus and use shares of our common stock held by it to close out its short positions;

  •
  enter into option or other types of transactions that require the selling stockholder to deliver our common stock to a broker-dealer or an affiliate thereof or other third party, who may then resell or transfer the common stock pursuant to this prospectus; or

  •
  loan or pledge our common stock to a broker-dealer or an affiliate thereof or other third party, who may sell the loaned shares or, as needed in the case of a pledge, sell the pledged shares pursuant to this prospectus.

    Any broker-dealer participating in the distribution of the shares may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions paid, or discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholders hold restricted securities, any public sales by them (that are not effected pursuant to Rule 144) will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

    Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    There can be no assurance that any selling stockholder will sell any or all of the shares registered pursuant to the registration statement that contains this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

    The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

    We will pay all expenses of the registration of the common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws, except that the selling stockholders will pay all underwriting discounts or commissions or transfer taxes, if any. We will indemnify the selling stockholders against specified civil liabilities, including specific liabilities under the Securities Act. We will be indemnified by the selling stockholders against specified civil liabilities, including specific liabilities under the Securities Act.

    Underwriters, dealers or agents who participate in the distribution of shares may be entitled, under agreements that may be entered into with us and/or the selling stockholder, as the case may be, to indemnification by us and/or the selling stockholder, as the case may be, against certain liabilities, including liabilities under the Securities Act, or to contribution by us and/or the selling stockholder, as the case may be, to payments such underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for us or certain of our subsidiaries and/or the selling stockholders or certain affiliates of the selling stockholders in the ordinary course of business.

LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Winston & Strawn, Chicago, Illinois.

EXPERTS

    Our consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 are incorporated by reference in this prospectus and the registration statement in reliance upon the report of Ernst & Young LLP, independent auditors, incorporated by reference in this prospectus, given on the authority of such firm as experts in auditing and accounting.

Smurfit-Stone Container Corporation

7,500,000 Shares of Common Stock

PROSPECTUS

            , 2001

We have not authorized any person in connection with any offering of these securities to give any information or to make any representation not contained in this prospectus. This prospectus is not an offer to sell any security other than these securities, and it is not soliciting an offer to buy any security other than these securities. This prospectus is not an offer to sell these securities to any person, and it is not soliciting an offer from any person to buy these securities, in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or these securities are offered or sold on a later date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    We will pay all expenses incident to the offer and sale to the public of the shares being registered other than underwriting discounts or commissions or transfer taxes, if any. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee	$31,096.88
Printing and duplicating expenses	25,000
Legal fees and expenses for Smurfit-Stone	40,000
Legal fees and expenses for the selling stockholders	75,000
Accounting fees and expenses	25,000
Miscellaneous expenses	5,000

Total	$201,096.88

Item 15.  Indemnification of Directors and Officers.

    Exculpation.  Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends or unlawful stock repurchases, or for any transaction from which the director derived an improper personal benefit.

    The Restated Certificate of Incorporation of the Registrant incorporates the exculpation provisions permitted by Section 102(b)(7) of the Delaware Law described above.

    Indemnification.  Section 145 of the Delaware Law permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors, officers, employees or agents against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    The Restated Bylaws of the Registrant make mandatory the indemnification permitted by Section 145 of the Delaware Law described above.

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    Insurance.  The directors and officers of the Registrant are insured under a policy of directors' and officers' liability insurance.

Item 16.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Winston & Strawn regarding legality of securities being registered*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Winston & Strawn (included in opinion filed as Exhibit 5.1 to this Registration Statement)*
24.1	Powers of Attorney (set forth on signature page to this Registration Statement)*

*
Previously filed.

Item 17.  Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to

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  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 27, 2001.

SMURFIT-STONE CONTAINER CORPORATION
By:	/s/ CRAIG A. HUNT
	Name:	Craig A. Hunt
	Title:	Vice President, General Counsel and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Michael W. J. Smurfit	Chairman of the Board and Director	November 27, 2001
* Ray M. Curran	President and Chief Executive Officer and Director (Principal Executive Officer)	November 27, 2001
* Patrick J. Moore	Vice President and Chief Financial Officer (Principal Financial Officer)	November 27, 2001
* Paul K. Kaufmann	Vice President and Corporate Controller (Principal Accounting Officer)	November 27, 2001
* Leigh J. Abramson	Director	November 27, 2001
* Alan E. Goldberg	Director	November 27, 2001
* Howard E. Kilroy	Director	November 27, 2001

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* James J. O'Connor	Director	November 27, 2001
* Jerry K. Pearlman	Director	November 27, 2001
* Thomas A. Reynolds, III	Director	November 27, 2001
* Anthony P. J. Smurfit	Director	November 27, 2001
* Dermot F. Smurfit	Director	November 27, 2001
*By:	/s/ CRAIG A. HUNT Craig A. Hunt, Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Winston & Strawn regarding legality of securities being registered*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Winston & Strawn (included in opinion filed as Exhibit 5.1 to this Registration Statement)*
24.1	Powers of Attorney (set forth on signature page to this Registration Statement)*

*
Previously filed.

QuickLinks

TABLE OF CONTENTS
THE COMPANY
WHERE YOU CAN FIND MORE INFORMATION
CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX